Exhibit 10.52

[*]: THE CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

BAREBOAT CHARTER

Ample Avenue Limited, as owner (the “Owner”) of the vessel described in Part I of this Charter (the “Vessel”, which expression includes all appurtenances, equipment, necessaries, parts and spares belonging or relating to the Vessel), hereby agrees to let, and NCL (Bahamas) Ltd. d/b/a Norwegian Cruise Line as bareboat charterer (the “Charterer”) of the Vessel hereby agrees to hire the Vessel on a bareboat charter basis on and subject to the terms and conditions of Parts I and II of this Bareboat Charter (the “Charter”). (The Owner and the Charterer are collectively referred to as the “Parties” and each a “Party”.)

PART I

1	Vessel Description

The Vessel is named m.v. Norwegian Sky, is registered under the Bahamas flag with Bahamian flag at the port of Nassau with Official No.731038, IMO No. 9128532 and Call Sign C6PZ8, and is entered with Det Norske Veritas (the “Classification Society”) with classification † 1A1 Passenger Ship EO.

2	Charter Term

This Charter shall be effective and commence as of [*] and shall continue uninterrupted until [*] (the “Initial Term”).

This Charter may be extended upon the request of either Party for a maximum of [*] after the Initial Term, namely [*] to [*] (the “First Extension Term”) and [*] to [*] (the “Second Extension Term”) provided that: (a) the Charter shall only be extended for [*] each time; (b) any extension shall be subject to the mutual consent of the Parties; (c) the requesting Party shall, [*] (the Initial Term or the First Extension Term, as the case may be) send to the other Party notice in writing of its intention to extend the Charter for one (1) year after the expiry of the current term; and (d) the requesting Party is not in default of this Charter at the time of sending the aforesaid extension notice and at all times before the expiry of the current term. Unless otherwise agreed by the Parties, all terms and conditions of this Charter shall remain the same in, as may be applicable, the First Extension Term and the Second Extension Term and “Charter Term” shall be construed to include the Initial Term and, as may be applicable, the First Extension Term and the Second Extension Term.

3	Date and Place of Delivery and Redelivery

The Owner shall be deemed to have delivered the Vessel to the Charterer as of the [*]. If at any point during the Initial Term, First Extension Term (if exercised) or Second Extension Term (if exercised) the Vessel is not purchased pursuant to Part I Clause 7(f), the Charterer shall redeliver the Vessel to the Owner at the end of the Charter Term at a safe berth in a safe port on [*]. The Charterer shall notify the Owner of the proposed redelivery port by written notice delivered [*] before the end of the Charter Term.

4	Area of Permitted Use

The Vessel may be employed worldwide provided that the Charterer undertakes that the Vessel shall not be sent to or operated within any area prohibited by the Vessel’s flag state or any of the Vessel’s insurers.

5	Charter Hire

[*]

All Charter Hire payments shall be made by wire transfer to such account as the Owner may from time to time direct. For the avoidance of doubt, Appendix 1 shall govern and control all payments made hereunder.

6	Insurance

The agreed minimum total loss value of the Vessel shall be (see Part II, Clause 4) [*].

For the purposes of this Charter, the term “total loss” includes the actual, agreed, constructive or compromised total loss or destruction of the Vessel.

7	Special Provisions

(a)	Effectiveness

“Effective Time” shall mean [*].

(b)	Fair Wear and Tear

In this Charter the term “fair wear and tear” shall mean and include only the following: (i) thinning of paint due to the action of time and elements; (ii) scuffing of paint by rubber tired vehicles and properly fendered tugs; (iii) rust or corrosion due to contact with sea water and air; or (iv) fouling of hull by growth of marine organisms. Fair wear and tear shall not include damage to the Vessel’s deck, internal parts or hull that results from the Charterer’s use of the Vessel or otherwise.

(c)	Vessel Loss or Damage; Redelivery

The Charterer, as bareboat charter operator of the Vessel before entry and inception of this Charter, shall have all risks of loss and damage to the Vessel before as well as during the Charter Term except only the risk of fair wear and tear to the Vessel during the Charter Term. Except where the Charterer exercises the Purchase Option under Part I, Clause 7(f), the Charterer shall redeliver the Vessel to the Owner with class maintained free of any class conditions or recommendations and with all survey cycles and certificates up to date and valid for a minimum of 3 months forward from the date of redelivery, free of any average damage affecting class and otherwise in the same structure, state, order and condition as at [*] (for determining such condition, the on-hire survey conducted in relation to the charter period immediately preceding the Charter Term shall be used as a reference), fair wear and tear during the Charter Term excepted.

(d)	Basis of Charter

During the Charter Term the Vessel shall be in the full possession of the Charterer and under its complete control. The Charterer shall at its own cost and risk crew, manage, maintain, navigate, operate, insure, victual, fuel, provision, supply and (whenever the same may be necessary) repair and dry-dock the Vessel. The Master, officers and crew shall be the servants and representatives of the Charterer for all purposes whatsoever and the Charterer shall be exclusively responsible for ensuring full compliance with all conventions, laws, regulations and rules whatsoever respecting the Master, officers and crew. The Owner shall retain no possession or control of or over the Vessel during the Charter Term, the agreed intention of the Parties’ being that the Vessel shall be hired and operated by the Charterer on a bareboat basis.

(e)	Charterer’s Undertakings

The Charterer undertakes:-

(i)	Not to change the flag or the classification society of the Vessel, without the Owner’s prior written consent;

(ii)	Not to make any structural alternations to the Vessel without the Owner’s prior written approval, which shall not be unreasonably withheld (for the avoidances of doubt, such approval, if granted, shall in no way affect the Charterer’s obligation to redeliver the Vessel in accordance with the requirements under Part I, Clause 7(c));

(iii)	To comply with all of the assignments, undertakings and other obligations from time to time owed by it to the Owner’s financiers under the General Assignment executed by the Owner and the Charterer in favour of the Credit Agricole Asia Shipfinance Limited dated [*] or otherwise; and

(iv)	To enter into such further documents as the Owner’s financiers may reasonably require in connection with the Owner entering into this Charter with the Charterer.

(f)	Purchase Option

In consideration of [*] paid by the Charterer to the Owner (the receipt and sufficiency of which is hereby acknowledged), the Owner grants to the Charterer an option (the “Purchase Option”) to purchase the Vessel at any time during the Charter Term at a price equivalent to [*] reduced by [*] of the aggregate of all Charter Hire paid by the Charterer prior to the completion of acquisition with details set out in Appendix 1 (the “Purchase Consideration”) provided that:

(i)	The Charterer shall give a notice in writing to the Owner [*] (which notice shall state the proposed date of the sale and purchase);

(ii)	The Charterer may assign its rights under the Purchase Option to its holding company or subsidiary;

(iii)	At completion of the acquisition, the Charterer (or a designated holding company or subsidiary of the Charterer) shall pay the Purchase Consideration to the Owner in full by wire transfer to such account as the Owner may direct;

(iv)	Upon the issue of the notice in writing referred to in sub-Clause (i) above, the Owner and the Charterer (or the designated holding company or subsidiary of the Charterer) shall enter into a sale and purchase agreement regarding the Vessel (“SPA”) which shall be mutually agreed between the Owner and the Charterer (or the designated holding company or subsidiary of the Charterer); and

(v)	This Charter shall be terminated at the date and time of the vessel delivery being actually carried out under the SPA.

(g)	Early Termination by the Owner

The Owner may at any time during the Charter Term terminate this Charter without liability on its part and without being subject to the Purchase Option, if prior to giving notice of termination the Charterer has not exercised the Purchase Option pursuant to Part I Clause 7(f), by giving a notice of not less than 6 months to the Charterer (the Vessel shall be redelivered to the Owner in accordance with the requirements under this Charter as if the redelivery is required upon the expiry of the Charter Term). The Charterer may request the Owner to postpone the date of termination of the Charter under this sub-Clause for a maximum period of 3 months and such request shall not be unreasonably withheld.

8	Additional Terms

All terms and conditions contained in Part II on the following pages are hereby fully incorporated by reference into and form an integral part of this Charter. In case of inconsistency between the terms and conditions contained in Part I and Part II of this Charter, the terms and conditions contained in Part I shall prevail.

9	Termination of the Existing Charter

Upon execution by the Parties, the existing charter shall terminate on [*] without further rights and liability on the part of the Parties (save as the rights, liabilities and obligations incur/arise before the Effective Time). For the purpose of this Clause 9, “existing charter” shall mean the bareboat charter entered into between the Parties in respect of the Vessel dated [*].

IN WITNESS WHEREOF, the Parties have caused this Charter to be executed by their duly authorised signatories on                  day of August 2010.

Owner		Charterer

By:	/s/ David Chua	By:	/s/ Kevin M. Sheehan
	Mr. David Chua		Kevin M. Sheehan President & Chief Executive Officer

Approved as to Form /s/ Daniel S. Farkas NCL Legal Department

		By:	Approved as to Content /s/ Signature Illegible

PART II

1	Delivery and Redelivery

The Charterer, as bareboat charter operator of the Vessel before entry and inception of this Charter, is fully aware of the Vessel’s condition.

The Charterer agrees that the Vessel’s condition is acceptable in every respect whatsoever and that the Vessel is in full compliance with this Charter.

Accordingly, the Vessel shall be deemed delivered and taken over strictly “as is, where is” and, notwithstanding any term, condition, representation or warranty whatsoever (whether express or implied) to the contrary, the Charterer shall not have or assert (and hereby waives) all claims whatsoever against the Owner, whether known or unknown, suspected or unsuspected, accrued or unaccrued, with respect to the Vessel.

The Charterer acknowledges and agrees that all conditions and recommendations of class shall be removed before the Vessel is redelivered to the Owner if it is not purchased pursuant to Part I Clause 7(f) of the Bareboat Charter.

If any latent defect, deficiency or non-conformity should appear or arise during the Charter Term, the Charterer shall repair or replace the same at its cost and in its time. The Charterer agrees that the Owner shall not have any liability whatsoever to the Charterer if the Vessel should prove to be unsuitable for the Charterer’s purposes for any reason whatsoever, or if the Vessel should cease to be available to the Charterer for any reason whatsoever except where the Charterer is deprived of the use of the Vessel by an independent breach of this Charter by the Owner.

At the end of the Charter Term the Charterer shall redeliver the Vessel to the Owner at the place of redelivery specified in Part I.

2	Permitted Use

[*]

3	Charter Hire And Payment

[*]

4	Insurance And Agreed Value

Throughout the term of this Charter the Charterer shall keep the Vessel insured at its cost and risk (including deductible risks), against all risks usually insured against by first class and prudent owners and operators of passenger vessels including marine risks, hull and machinery risks, war risks, excess risks, protection and indemnity risks with full standard coverage up to the highest limit of liability available for pollution risks, and any risks against which it is compulsory to insure by reason of the Vessel’s operations (including financial security in respect of third party liabilities) in such amounts, on such conditions (including conditions protecting the Owner’s interest in the Vessel), and with such independent first class insurers, underwriters and protection and indemnity associations as the Owner (acting reasonably) may approve from time to time.

For the purposes of the insurance cover to be arranged and maintained by the Charterer, the agreed total loss value shall not be less than the amount specified in Part I, Clause 6.

The Charter shall punctually pay all premiums, calls, contributions or other sums payable in respect of the Vessel’s insurances and shall renew all insurances on a timely basis.

The Charterer shall bear all risks of loss of or damage to the Vessel, however and whenever the same may be caused. The Charterer shall ensure that all sums receivable in respect of any partial loss and damage relating to the Vessel shall be applied promptly to discharge all liabilities in respect of the loss or (as the case may be) to pay all costs in respect of full repair of damage or (as the case may be) replacement of parts or equipment so as to put the Vessel back into the condition required by this Charter.

All repair and replacement work in relation to the Vessel shall be planned and carried out (including with respect to materials and workmanship) in accordance with best practice and so as not to diminish the value or to adversely affect the classification or insurance status of the Vessel.

For the avoidance of doubt, if any loss of or damage to or in respect of the Vessel (including any relating to any latent defect, deficiency or non-conformity in the Vessel) is not be covered by insurance or if for any reason whatsoever the Charterer does not make any or a full insurance recovery in respect of any such loss or damage, this shall not relieve the Charterer of its obligation promptly to discharge all liabilities in respect of the loss or (as the case may be) to pay all costs in respect of the full repair of the damage or (as the case may be) replacement of parts or equipment so as to put the Vessel back into the condition required by this Charter.

All time relating to repair or replacement works, including time expended in any deviation from the Vessel’s itinerary, shall be for the Charterer’s account.

The Charterer shall immediately notify the Owner of any circumstance or occurrence in consequence of which the Vessel is likely to become a total loss.

Should the Vessel become a total loss, the Charterer agrees promptly to pay the Owner the full amount of the agreed total loss value specified in Part I, Clause 6 less the amount of any insurance proceeds received by the Owner from the Vessel’s insurers in respect of such total loss.

All insurance proceeds for loss of the Vessel shall be paid to the Owner who shall distribute the moneys between the Owner and the Charterer according to their respective interests and taking into account any payment previously made by the Charterer to the Owner in respect of the loss.

Before inception of this Charter and upon the Owner’s request from time to time during the Charter Term, the Charterer shall provide the Owner with such documentation and information as the Owner may require showing the insurance cover that the Charterer has arranged and is maintaining in connection with the Vessel.

If the Charterer fails to place or maintain any of the required insurance cover or if, by any act or omission, the Charterer vitiates or invalidates any of such cover, the Charterer shall defend, indemnify and hold harmless the Owner and the other beneficiaries of such insurance to the extent it or any of them suffers or incurs any loss, damage, liability, cost in consequence of such failure, act or omission. In addition, the Owner may (but shall not be bound) to take such steps as it considers fit to remedy the Charterer’s default and in any such case all costs expended by the Owner shall be paid on demand by the Charterer to the Owner.

5	Surveys and Inspections

The Owner and the Charterer shall jointly appoint an independent surveyor for the purpose of determining and recording in writing the condition of the Vessel and an inventory of the Vessel’s main parts and equipment at the redelivery of the Vessel under this Charter. Each Party shall bear and pay one half of the surveyor’s costs. The survey report of the Vessel prepared by the independent surveyor in [*] shall be the base for the condition at delivery.

From time to time upon reasonable notice by the Owner, the Charterer shall make the Vessel available for survey or inspection by the Owner’s nominated surveyor or inspector who shall be paid for by the Owner.

6	Maintenance and Documentation

Throughout the Charter Term and without prejudice to the Charterer’s obligations respecting the redelivery condition of the Vessel, the Charterer shall at its cost and in its time:

(i)	maintain the Vessel, its parts and equipment in a good and efficient state of repair and operating condition, in accordance with good commercial maintenance practice and otherwise in full compliance with all conditions, recommendations, regulations and other requirements of the agencies, authorities and bodies having jurisdiction over the Vessel from time to time including, without limitation, the flag and port state authorities, the International Maritime Organisation and the Classification Society;

(ii)	submit the Vessel to continuous survey in respect of its hull and machinery and to such other surveys as may be required for classification, insurance or regulatory purposes;

(iii)	keep the Vessel’s classification up to date with the Classification Society and comply with all classification conditions, recommendations and other requirements on a timely basis;

(iv)	dry-dock the Vessel and clean and paint her underwater parts whenever the same may be necessary;

(v)	replace any parts or equipment that are damaged or become so worn as to be unfit for use, and carry out such repairs as may from time to time be necessary, in accordance with best practice and so as not to diminish the value or to adversely affect the classification or insurance status of the Vessel ; and

(vi)	procure and maintain in full force and effect, with full validity and without any restriction, all such certificates, permits, licenses and other documents as may be required from time to time by the Classification Society and by all such national, state, local or international codes (including, without limitation, the International Management Code for the Safe Operation of Ships and for Pollution Prevention, and the International Ship and Port Facility Security Code), laws, regulations or conventions as may be or as may become applicable to the Vessel from time to time.

If any improvements, capital expenditures, structural changes or new equipment should become necessary, whether by reason of new classification or regulatory requirements or otherwise, the Charterer shall arrange for the relevant works to be carried out during the Charter Term and all related costs and time shall be for the Charterer’s account.

7	Debts, Liens

The Charterer shall promptly pay all assessments, charges, debts, damages, dues, fines, liabilities, monetary sanctions, penalties, taxes, tolls and other outgoings in respect of the Vessel.

Neither the Charterer nor the Master of the Vessel nor any other person shall have any authority, power or right to create, incur or permit to be asserted against or imposed upon the Vessel, any claims, liens or other encumbrances of any nature whatsoever, and the Charterer shall so notify any entity or person which has dealings with the Vessel including (without limitation) repairers, suppliers, or providers of towage services or necessaries to the Vessel.

The Charterer shall carry a certified true copy of this Charter with the Vessel’s papers on board the Vessel and undertakes that it shall, on demand, to exhibit the same to any person having business with the Charterer or the Vessel.

The Charterer agrees to defend, indemnify and hold harmless the Owner against all claims, liens and encumbrances whatsoever and to promptly remove any claims, liens or encumbrances that are at any time asserted against or imposed on the Vessel and which are alleged to have arisen at any time before or during the Charter Term.

The Charterer further agrees to defend, indemnify and hold harmless the Owner against all loss, damage and cost resulting from any arrest, capture, detention, restraint or other seizure of the Vessel and the consequences thereof or from acts of piracy, warlike operations or other hostile acts against or affecting the Vessel, whether there be a declaration of war or not, and against any consequences of civil war, revolution, rebellion, insurrection or civil strife affecting the Vessel.

If the Vessel should be arrested, captured, detained, restrained or otherwise seized the Charter will immediately notify the Owner in writing and, at the Charter’s cost and risk, take all such steps (whether by posting bail or otherwise) as may be required to procure the immediate release of the Vessel.

Without prejudice to the Charterer’s responsibility for all claims, liens or encumbrances arising out of the ownership or operation of the Vessel before the Charter Term and the chartering of the Vessel under this Charter, the Charterer shall not be responsible for any claims, liens or encumbrances asserted or imposed on the Vessel in respect of any independent obligation or liability of the Owner which does not arise out of or by reason of or in connection with the chartering of the Vessel under this Charter.

8	Charterer’s Equipment

The Charterer may fit additional equipment on the Vessel for use in connection with the Charterer’s operations provided that this is done without any damage to the Vessel or any diminution in the value of the Vessel or any adverse effect on the Vessel’s classification or insurance status and further provided that no structural change may be made to the Vessel without the Owner’s prior written consent. The Charterer may remove equipment installed by it before redelivery provided that it restores the Vessel to the same condition existing prior to installation of such equipment. The Charterer shall bear all cost and risk of fitting, installation, removal and restoration works.

9	Assignment, Sub-charter

The Charterer shall not sub-charter the Vessel on any basis whatsoever or sell, assign or transfer this Charter without the prior written consent of the Owner which consent, in the free discretion of the Owner, may be withheld without the need to give any reason or may be granted subject to the imposition of such conditions as the Owner may require.

10	Taxes And Duties

The Owner shall not be responsible for any transportation, use, sales, property or any other similar or dissimilar taxes or royalties levied or assessed by any taxing entity, foreign or domestic, in connection with this Charter, the Vessel or the operation or use of the Vessel before or during the Charter Term or, to the extent applicable, for any U.S. Customs duties for repairs performed in non-U.S. shipyards, and all such taxes, duties and royalties shall be for the Charterer’s account, and if any such are incurred, the Charterer shall promptly pay the same or defend, indemnify and hold harmless the Owner (if any have been levied or assessed against it).

11	Liability And Indemnity

The Charterer assumes all risks whatsoever of liability for the Vessel and for the use and operation thereof, including (without limitation) those arising from the use or release into the environment of hazardous substances, which shall include petroleum and used oil, or any other pollutant or contaminant, hazardous, dangerous or toxic waste, substance or material as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended; the Resource Conservation and Recovery Act, as amended; the Toxic Substances Control Act, as amended; the Hazardous Materials Transportation Act, as amended; the Oil Pollution Act of 1990; or any other statute, law, ordinance, code or regulation of any applicable governmental agency relating to or imposing liability or standards of conduct concerning the use, production, generation, treatment, storage, recycling, handling, transportation, release, threatened release or disposal of any hazardous, dangerous or toxic waste, substance or material, currently in effect or at any time hereafter adopted during the Charter Term, and for injuries to or deaths of persons and/or loss of or damage to property arising from or incident to such use or operation, whether such injuries or deaths involve the Charterer’s employees or others and whether such loss or damage involves property of the Charterer or of others.

The Charterer shall defend, indemnify and hold harmless the Owner and every person, vessel and entity described in Clause 14 against and from all loss, damage, liability, cost, including attorneys’ fees, arising from or in connection with such injury, death, loss or damage, however and whenever caused.

12	Quiet Enjoyment

Subject always to its rights under Clause 13, the Owner warrants that it will not disturb, or permit any person claiming through the Owner to disturb, the Charterer’s quiet possession and enjoyment of the Vessel in accordance with this Charter.

13	Termination

[*]

14	Extension Of Benefits And Limitation Of Liability

All defences, indemnities, immunities, limits of liability or other benefits granted or provided by this Charter or by any applicable statute to or for the benefit of the Owner or the Charterer, as the case may be, shall also apply to and for the benefit of:

(i)	the Vessel and to the Master, officers and crew of the Vessel;

(ii)	all affiliates, parents, subsidiaries and shareholders of the Owner or the Charterer, as the case may be, and any vessels or other assets of any of the same;

(iii)	all directors, officers, employees and servants of any of the foregoing.

15	Law And Jurisdiction

This Charter shall be governed by and construed in accordance with English law and any dispute or claim arising under, out of or in connection with this Charter which is not amicably settled by the Parties shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof save to the extent necessary to give effect to this Clause. The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association Terms current at the time when the arbitration proceedings are commenced. The reference shall be to a panel of three arbitrators, unless the Parties can agree on a single arbitrator, no member of which shall have any interest in or with any of the Parties. A Party wishing to refer a dispute to arbitration shall appoint its arbitrator and send written notice of such appointment to the other Party requiring the other Party to appoint its arbitrator within 14 days of that notice and stating that it will appoint its own arbitrator as sole arbitrator unless the other Party appoints its arbitrator within the 14 days so specified. If the other Party does not appoint its own arbitrator and give written notice to the other Party that that it has done so within the 14 days specified, the Party referring the dispute may, without the need for any further notice to the other Party, appoint its arbitrator as the sole arbitrator and shall notify the other Party in writing accordingly. The award of a sole arbitrator shall be binding on both Parties as if he had been appointed by agreement. In the event of either Party using an attorney or attorneys, the prevailing Party shall be entitled to receive payment of all reasonable and properly documented legal costs and expenses.

16	Notices

All notices and other communications required or permitted hereunder shall be in writing, shall be deemed duly given upon actual receipt, and shall be delivered (i) in person, (ii) by registered or certified mail (air mail if addressed to an address outside of the country in which mailed), postage prepaid, return receipt requested, (iii) by a generally recognized overnight courier service which provides written acknowledgment by the addressee of receipt, or (iv) by facsimile or other generally accepted means of electronic transmission, addressed as set forth below or to such other addresses as may be specified by like notice to the other Party:

If to the Charterer:

c/o Norwegian Cruise Line

7665 Corporate Center Drive

Miami, Florida 33126

Fax: +1 (305) 436-4113

Attn: Chief Executive Officer

With a copy to General Counsel at the same address and fax: +1 305 436 4117.

If to the Owner:

c/o Genting Hong Kong Limited (“GHK”)

Suite 1501, Ocean Centre

5 Canton Road, Tsimshatsui

Kowloon, Hong Kong

Fax: +852 226 854 82

Attn: Chief Operating Officer

With a copy to Senior Vice President – Legal, Company Secretarial & Compliance at the same address and fax number + 852 226 854 51.

17	General Provisions

Each payment to be made by a Party under this Charter shall be made without any set-off, counterclaim or deduction [*].

[*]

18	Confidentiality

All information about either Party or any of their respective parent, subsidiary, affiliated, related or joint venture companies, customers, operations and the like, shall be treated as “Confidential Information” by the other Party and such Party will not disclose same without the prior written consent of the other Party during or after expiry of the Charter Term of and after the expiration or termination of this Charter. Both Parties shall also consider the terms and conditions of this Charter to also be Confidential Information, provided, however, it is expressly agreed that nothing in this Clause shall prohibit either Party from disclosing this Charter to its financiers or legal advisers nor shall it prohibit either Party or NCLC or GHK from disclosing any Confidential Information that it is required to disclose by law or the rules or regulations of any stock exchange or similar body.

With respect to Confidential Information received by a Party such Confidential Information: (i) shall be held in confidence and protected in accordance with the security measures with which such Party protects its own proprietary or confidential information which it does not wish to disclose; (ii) shall be used by such Party only to perform its responsibilities, including, without limitation, the services pursuant to this Charter; (iii) shall not be produced or copied, in whole or in part, except as necessary for its authorized use under this Charter; (iv) shall be returned to the other Party upon request, or destroyed, together with all copies, when it is no longer needed or upon termination or expiration of this Charter; and (v) shall not be provided to any third parties except upon the prior written consent of the other Party.

End of PART II

HFWHK1\1369713-1